Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of La Rosa Holdings Corp. and Subsidiaries on Amendment No. 3 to Form S-1 (File No. 333-264372) of our report dated April 19, 2022, with respect to our audits of the consolidated financial statements of La Rosa Holdings Corp. and Subsidiaries as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

New York, NY

October 11, 2022

Marcum LLP ■ 730 Third Avenue ■ 11th Floor ■ New York, New York 10017 ■ Phone 212.485.5500 ■ Fax 212.485.5501 ■ marcumllp.com